Exhibit 99.1

500 Laurel Street Baton Rouge, Louisiana 70801 P: 225-248-7600 F: 225-248-7650

FOR IMMEDIATE RELEASE March 1, 2022	Misty Albrecht b1BANK 225.286.7879 Misty.Albrecht@b1BANK.com

Business First Bancshares, Inc., Completes Acquisition of Texas Citizens Bancorp, Inc.,

Expands Business Banking to Houston Market

Baton Rouge, La. – Business First Bancshares, Inc. (Business First) (Nasdaq: BFST), the holding company for b1BANK, has completed its acquisition of Texas Citizens Bancorp, Inc. (Texas Citizens), and its wholly owned bank subsidiary, Texas Citizens Bank, National Association. The acquisition became effective March 1, 2022, in accordance with the terms of the previously announced agreement.

“This partnership in the Houston area is an important step in the widening of our footprint across Texas,” said Jude Melville, president and CEO of b1BANK. “We have had great success with our boutique-style business banking in the Dallas market, as has Texas Citizens in the Houston market, and we look forward to combining our efforts and expertise in the service of the area’s many small and mid-size businesses.”

Upon the completion of the acquisition, b1BANK has approximately $5.3 billion in assets, $3.6 billion in loans and $4.6 billion in deposits. With the addition of the six Texas Citizens banking locations in the Houston market, b1BANK will have 48 full-service Banking Centers and three Loan Production Offices across Louisiana and in the Dallas and Houston markets. Duncan Stewart, Texas Citizens chairman and CEO, will join b1BANK serving as chairman, Houston region. Texas Citizens President Mike Cornett will also join the b1BANK team as vice chair, Houston. Current b1BANK Executive Vice President, Director of Market Expansion Don Hingle will relocate to Houston as regional president, Houston.

Stephens Inc., acted as financial advisor to Business First, and Fenimore Kay Harrison LLP acted as legal advisor to Business First. Piper Sandler Companies acted as financial advisor to Texas Citizens, and Bracewell LLP acted as legal advisor to Texas Citizens.

About Business First Bancshares, Inc.

Business First Bancshares, Inc., (Nasdaq: BFST) through its banking subsidiary b1BANK and after giving effect to the acquisition of Texas Citizens Bancorp, Inc., has approximately $5.3 billion in assets, $6.1 billion in assets under management through b1BANK’s affiliate Smith Shellnut Wilson, LLC (SSW) (excludes $1.0 billion of b1BANK assets managed by SSW) and operates Banking Centers and Loan Production Offices in markets across Louisiana and in the Dallas and Houston, Texas markets, providing commercial and personal banking products and services. Commercial banking services include commercial loans and letters of credit, working capital lines and equipment financing, and treasury management services. b1BANK was awarded #1 Best-In-State Bank, Louisiana, by Forbes and Statista, and is a three-time recipient of Baton Rouge Business Report’s “Best Places to Work in Baton Rouge.” Visit b1BANK.com for more information.

Special Note Regarding Forward-Looking Statements

Certain statements contained in this release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could,” or “intend.” We caution you not to place undue reliance on the forward-looking statements contained in this news release, in that actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors, including those factors specified in our Annual Report on Form 10-K and other public filings. Actual results will also be significantly impacted by the effects of the ongoing COVID-19 pandemic, including, among other effects: the impact of the public health crisis; the extent and duration of closures of businesses, including our branches, vendors and customers; the operation of financial markets; employment levels; market liquidity; the impact of various actions taken in response by the U.S. federal government, the Federal Reserve, other banking regulators, state and local governments; the adequacy of our allowance for loan losses in relation to potential losses in our loan portfolio; and the impact that all of these factors have on our borrowers, other customers, vendors and counterparties. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this news release.

Additional Information

For additional information on Business First, you may obtain Business First’s reports that are filed with the Securities and Exchange Commission (SEC) free of charge by using the SEC’s EDGAR service on the SEC’s website at www.sec.gov or by contacting the SEC for further information at 1-800-SEC-0330. Alternatively, these documents can be obtained free of charge from Business First by directing a request to: Business First Bancshares, Inc., 500 Laurel Street, Suite 100, Baton Rouge, Louisiana 70801, Attention: Corporate Secretary.

###